Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and
Restated Articles (PURSUANT TO NRS 78.403)
Officer’s Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State:
Torchlight Energy Resources, Inc.

	Entity or Nevada Business Identification Number (NVID):	E0768622007-2

2. Restated or	☐ Certificate to Accompany Restated Articles or Amended and Restated Articles
Amended and Restated Articles:	☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the
(Select one)	board of directors adopted on:
(If amending and	The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
restating only, complete	☐ Amended and Restated Articles
section 1, 2, 3, 5 and 6)	* Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)

☐   Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box)     ☐     incorporators     ☐     board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions
of the articles of incorporation* have voted in favor of the amendment is:	more than 50%

☐ Officer’s Statement (foreign qualified entities only) -
Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:
Changes to takes the following effect:
☐ The entity name has been amended.	☐ Dissolution
☐ The purpose of the entity has been amended.	☐ Merger
☐ The authorized shares have been amended.	☐ Conversion
☐ Other: (specify changes)

* Officer’s Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.	Page 1 of 2
Revised: 1/1/2019

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and
Restated Articles (PURSUANT TO NRS 78.403)
Officer’s Statement (PURSUANT TO NRS 80.030)
4. Effective Date and Time:	Date:	Time:
(Optional)	(must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect:
☐ The entity name has been amended.
☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
☐ The purpose of the entity has been amended.
☒ The authorized shares have been amended.
☐ The directors, managers or general partners have been amended.
☐ IRS tax language has been added.
☐ Articles have been added.
☐ Articles have been deleted.
☐ Other.
The articles have been amended as follows: (provide article numbers, if available)
Article THIRD has been amended to increase the authorized shares.
(attach additional page(s) if necessary)

6. Signature: (Required)	X		President and Chief Executive Officer
		Signature of Officer or Authorized Signer	Title

X
		Signature of Officer or Authorized Signer	Title

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.	Page 2 of 2 Revised: 1/1/2019

AMENDMENT TO THE ARTICLES OF INCORPORATION OF
TORCHLIGHT ENERGY RESOURCES, INC.,
A NEVADA CORPORATION

Torchlight Energy Resources, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), in order to amend its Articles of Incorporation in accordance with the requirements of Section 78.403 of the Nevada Revised Statutes, does hereby certify as follows:

1.	The Articles of Incorporation of the Corporation were filed with the Secretary of State of Nevada on October 30, 2007, and amended on February 8, 2011, December 10, 2014, September 14, 2015, June 5, 2015, September 25, 2015, July 8, 2016, and August 18, 2017.

2.	The amendment to the Articles of Incorporation was approved by the Board of Directors of the Corporation (the “Board of Directors”) on May 7, 2021. The vote by which the stockholders holding shares of the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote of classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment of the Articles of Incorporation is: 54.50%. The vote was held at a special stockholders’ meeting duly called and noticed, held on June 11, 2021.

3.	That Article 3 of the Certificate of Incorporation is amended and restated in its entirety to read as follows:

THIRD:

A.       The Corporation is authorized to issue one billion (1,000,000,000) shares which shall be designated as Common Stock having a par value of $0.001 per share (the “Common Stock”) and two hundred million (200,000,000) shares which shall be designated as Preferred Stock having a par value of $0.001 per share (the “Preferred Stock”).

B.       Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating, option or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereto, unless a vote of any such holders is required pursuant to any preferred stock designation.

IN WITNESS WHEREOF, the undersigned has executed this amendment to the Articles of Incorporation this 14th day of June, 2021.

John A. Brda
President and Chief Executive Officer